FOR IMMEDIATE RELEASE

AdStar Receives Notice Of Delisting From Nasdaq: Action Deferred Pending Review
By Listing Qualifications Panel

MARINA DEL REY, Calif. – September 23, 2003 – AdStar, Inc. (NasdaqSC: ADST, ADSTW), today announced that it received a Nasdaq Staff determination on September 16, 2003 indicating that it failed to comply with the minimum stockholders’ equity requirement of $2,500,000 for continued listing (set forth in The Nasdaq Stock Market Marketplace Rule 4310(c)(2)(B)) and that its securities are, therefore, subject to delisting from the Nasdaq SmallCap Market. As at June 30, 2003, AdStar’s stockholders’ equity was $2,082,330 and it was incurring continuing losses. AdStar has commenced efforts to raise additional capital through a private placement of its securities and believes that it will raise more that $1,000,000 through these efforts.

AdStar has requested and been granted a hearing on October 23, 2003 before a Nasdaq Listing Qualifications Panel to review the Staff’s determination. Delisting of AdStar’s securities will be deferred pending the Panel’s decision. There can be no assurance that the Panel will grant AdStar’s request for continued listing.

About AdStar, Inc.

AdStar (Nasdaq: ADST, ADSTW), headquartered in Marina del Rey, Calif., is a leading provider of remote advertising technology products and services to the $20+ billion classified advertising industry. AdStar transforms publishers’ Web sites into full-service classified ad sales channels for their print and online classified ad departments. Since 1986, AdStar has set the standard for remote ad entry software by allowing advertisers to place ads electronically with many of the largest newspapers in the United States. Today, AdStar’s infrastructure, through its private label model, powers classified ad sales for more than 50 of the largest newspapers in the United States, the Newspaper Association of America’s BonafideClassifieds Web site (where ads can be placed in more than 120 newspapers), CareerBuilder, and a growing number of other online and print media companies.

Forward Looking Statements:

This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company’s annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For Further Information, Please Contact:

Jeffrey Baudo, COO at (310) 577-8255 or via email at jbaudo@adstar.com

Or

R. Jerry Falkner, CFA, RJ Falkner & Company, Inc. at (800) 377-9893 or via email at jerry@rjfalkner.com

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